Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-232556 on Form N-14 of our report dated March 21, 2019 relating to the financial statements of Corporate Capital Trust II, appearing in the Prospectus, which is part of such Registration Statement, and of our report dated July 2, 2019, relating to information set forth under the heading “Senior Securities of Corporate Capital Trust II” appearing in the Registration Statement.

We also consent to the reference to us under the headings “Experts” and “Senior Securities of Corporate Capital Trust II” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

August 7, 2019